Exhibit 99.1

Marrone Bio Innovations, Inc. Reports 2015 Fourth Quarter and Full Year Results

Fourth Quarter Revenues Increased 74% to $1.9 million, Driven Primarily by Increased Adoption and Improved Channel Inventories

Increased Deferred Revenue Also Reflects Improved Shipping Activity and Execution Compared to Prior Year

Identifies Range of Specific Operational Objectives

March 30, 2016 — Marrone Bio Innovations, Inc. (the “Company”) (NASDAQ: MBII), a leading provider of bio-based pest management and plant health products for the agriculture, turf and ornamental and water treatment markets, today announced results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter Results

Revenues for the fourth quarter of 2015 totaled $1.9 million, compared to $1.1 million in prior year’s period. This growth reflects increased grower adoption of the Company’s products, use of the Company’s products on an expanded number of crops, new customers and improved levels of channel inventory compared to the prior year.

The Company also noted that, as compared to September 30, 2015, total net deferred revenues at December 31, 2015 grew by approximately $1.0 million. This net increase in deferred revenues reflects increased shipments to certain customers that are accounted for under the sell-through method of revenue recognition.

Dr. Pam Marrone, Chief Executive Officer, commented, “We are pleased to have seen an improvement in our business during the fourth quarter and, with many of the distractions of the past year behind us, we are excited and energized as we begin 2016. We have achieved a number of important operational objectives, including EPA approval of an improved formulation for Regalia biofungicide, our first commercial sales of Majestene bionematicide, the submission of MBI-110 biofungicide to the EPA and the expansion of our product portfolio with a distribution agreement for Isagro’s biofungicide, Bio-Tam 2.0.”

Dr. Marrone continued, “As we go forward, we are focused on a number of additional operational objectives in addition to our priority on product sales growth. These include the launch of an improved Grandevo granule formulation, a partnership for Zequanox, the formation of a partnership for the seed treatment market, the signing of one or more row crop distribution deals, the signing of new distribution agreements in international markets and additions to our intellectual property portfolio.”

The Company’s reported net loss for the fourth quarter of 2015 was $11.0 million, compared to a loss of $16.2 million in the fourth quarter of 2014. This reflects the positive impact of restructuring activities and increased revenues, offset by certain non-operating expenses associated with its financial restatement, Audit Committee investigation and related matters. Except with respect to ongoing related litigation, the Company does not expect these expenses to continue in the future.

Recent Business Highlights

•	January 2016 - EPA approval of our improved Regalia formulation

•	January 2016 - first commercial sales of Majestene

•	January 2016 - EPA submission of MBI-110

•	January 2016 - addition of Michael Benoff to Board of Directors

•	March 2016 - distribution agreement for Bio-Tam 2.0 with Isagro

•	March 2016 - addition of Kathleen Merrigan to Board of Directors

•	March 2016 - allowance of a US patent on Regalia formulations

As of December 31, 2015, the Company had $38.3 million of cash, including $18.4 million of restricted cash, on its balance sheet and approximately $57.8 million in outstanding debt, including debt due to related parties.

Full Year 2015 Results

Revenues for the year ended December 31, 2015 totaled $9.8 million compared to $9.1 million for the prior year. Similar to the fourth quarter, this growth reflects increased grower adoption of the Company’s products, use of the Company’s products on an expanded number of crops and as the year progressed, lower levels of channel inventory compared to the prior year.

The Company’s reported net loss for the year ended December 31, 2015 was $43.7 million, compared to a loss of $51.7 million in 2014. The Company noted that its full year financial performance for both years reflects non-operating expenses and certain non-recurring charges associated with its restatement, Audit Committee investigation and related matters.

Conference Call and Webcast Details

As previously announced, the Company will host a conference call today at 4:30 p.m. ET to discuss the results of the quarter, followed by a question and answer session for the investment community. A live webcast of the call can be accessed on the Marrone Bio Innovations investor relations website at investors.marronebio.com. To access the call, dial toll-free 888-481-2877 or 719-325-2315 (international). The participant passcode is 3249756.

To listen to a telephonic replay of the conference call, dial toll-free 877-870-5176 or 858-384-5517 (international) and enter passcode 3249756. The replay will be available beginning at 7:30 p.m. ET on Wednesday, March 30, 2016 and will last through 11:59 p.m. on Wednesday, April 6. The webcast will also be available for replay at investors.marronebio.com.

About Marrone Bio Innovations

Smart. Natural. Solutions.

Marrone Bio Innovations, Inc. (MBII) aims to lead the movement to a more sustainable world through the discovery, development and promotion of biological products for pest management and plant health. Our effective and environmentally responsible solutions help customers operate more sustainably while controlling pests, improving plant health, and increasing crop yields. We have four products for agriculture on the market (Regalia, Grandevo®, Venerate® and Majestene®), a proprietary discovery process, a rapid development platform, and a robust pipeline of pest management and plant health product candidates. At Marrone Bio Innovations we are dedicated to pioneering better biopesticides that support a better tomorrow for users around the globe. For more information, please visit www.marronebio.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the Company’s views as of any subsequent date. Examples of such statements include statements regarding the Company’s operational objectives, including product launches, new partnership and distribution agreements and addition to the Company’s intellectual property portfolio, ongoing litigation and any future expenses related to the Company’s financial restatement and Audit Committee investigation. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including any difficulty in developing, manufacturing, marketing or selling the Company’s products, any failure to maintain and further establish relationships with distributors, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, adverse decisions by regulatory agencies, and the impact of negative publicity and perceptions around the company’s financial restatement. Additional information that could lead to material changes in the Company’s performance is contained in its filings with the SEC. The Company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

MARRONE BIO INNOVATIONS, INC.

Consolidated Balance Sheets

(In Thousands, Except Par Value)

	DECEMBER 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$19,838	$35,324
Restricted cash for debt covenants, current portion	1,856	1,856
Accounts receivable	2,347	1,787
Inventories, net	9,064	12,644
Deferred cost of product revenues, including deferred cost of product revenues to related parties of $79 and $333 as of December 31, 2015 and 2014, respectively	1,596	1,797
Prepaid expenses and other current assets	1,315	1,315

Total current assets	36,016	54,723
Property, plant and equipment, net	18,445	20,166
Restricted cash for debt covenants, less current portion	16,560	1,560
Other assets	746	733

Total assets	71,767	77,182

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,007	$5,841
Accrued liabilities	5,689	6,321
Accrued interest due to related parties	1,175	—
Deferred revenue, current portion	2,919	2,861
Deferred revenue from related parties	168	660
Customer refund liabilities	—	1,044
Capital lease obligations, current portion	647	1,839
Debt, current portion	267	12,636

Total current liabilities	12,872	31,202
Deferred revenue, less current portion	2,021	2,050
Capital lease obligations, less current portion	18	185
Debt, less current portion	21,776	9,667
Debt due to related parties	35,788	—
Other liabilities	1,314	847

Total liabilities	73,789	43,951
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid in capital	201,554	193,079
Accumulated deficit	(203,576)	(159,848)

Total stockholders’ equity (deficit)	(2,022)	33,231

Total liabilities and stockholders’ equity	$71,767	$77,182

MARRONE BIO INNOVATIONS, INC.

Consolidated Statements of Operations

(In Thousands, Except Par Value)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2015	2014	2015	2014
	(Unaudited)
Revenues:
Product	$1,816	$938	$8,976	$7,750
License	84	71	333	232
Related party	13	89	492	1,154

Total revenues	1,913	1,098	9,801	9,136
Cost of product revenues (1)	1,924	1,432	9,256	9,438

Gross profit	(11)	(334)	545	(302)
Operating expenses:
Research, development and patent	3,308	5,903	13,500	19,281
Selling, general and administrative	5,887	9,312	26,502	28,950

Total operating expenses	9,195	15,215	40,002	48,231

Loss from operations	(9,206)	(15,549)	(39,457)	(48,533)
Other income (expense):
Interest income	22	17	51	59
Interest expense	(749)	(669)	(2,764)	(2,907)
Interest expense to related parties	(1,098)	—	(1,599)	—
Other (expense) income, net	1	(32)	41	(278)

Total other expense, net	(1,824)	(684)	(4,271)	(3,126)

Loss before income taxes	(11,030)	(16,233)	(43,728)	(51,659)
Income taxes	—	—	—	—

Net loss	$(11,030)	$(16,233)	$(43,728)	$(51,659)

Basic and diluted net loss per common share	$(0.45)	$(0.66)	$(1.79)	$(2.32)

Basic and diluted weighted-average shares outstanding used in computing net loss per common share	24,484	24,464	24,469	22,314

(1)	Includes $6, $40, $254 and $561 in cost of product revenues to related parties for the quarters ended December 31, 2015 and 2014 and the years ended December 31, 2015 and 2014, respectively.

MARRONE BIO INNOVATIONS, INC.

Consolidated Statements of Cash Flows

(In Thousands)

	YEAR ENDED DECEMBER 31,
	2015	2014
Cash flows from operating activities
Net loss	$(43,728)	$(51,659)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,510	2,581
Loss (gain) on disposal of equipment	(39)	243
Share-based compensation	3,811	4,555
Non-cash interest expense	803	780
Amortization of investment securities premiums/discounts, net	—	10
Net changes in operating assets and liabilities:
Accounts receivable	(560)	1,997
Accounts receivable from related parties	—	903
Inventories	3,580	73
Prepaid expenses and other assets	142	(309)
Deferred cost of product revenues	201	1,064
Accounts payable	(3,486)	1,667
Accrued and other liabilities	(76)	1,895
Accrued interest due to related parties	1,175	—
Deferred revenue	29	(108)
Deferred revenue from related parties	(492)	(671)
Customer refund liabilities	(1,044)	1,044

Net cash used in operating activities	(36,174)	(35,935)
Cash flows from investing activities
Purchases of property, plant and equipment	(1,653)	(13,002)
Proceeds from sale of equipment	7	6
Purchase of short-term investments	—	(49)
Maturities of short-term investments	—	13,716

Net cash provided by (used in) investing activities	(1,646)	671
Cash flows from financing activities
Proceeds from public offerings, net of offering costs and underwriter commissions	—	39,949
Proceeds from issuance of debt, net of financing costs	—	9,696
Proceeds from issuance of debt due to related parties, net of financing costs	39,698	—
Proceeds from line of credit	—	4,687
Repayment of line of credit	—	(4,687)
Repayment of debt	(435)	(378)
Repayment of capital leases	(1,983)	(1,073)
Change in restricted cash	(15,000)	(3,416)
Proceeds from exercise of stock options	54	1,305
Proceeds from exercise of common stock warrants	—	50

Net cash provided by financing activities	22,334	46,133
Net increase (decrease) in cash and cash equivalents	(15,486)	10,869
Cash and cash equivalents, beginning of year	35,324	24,455

Cash and cash equivalents, end of year	$19,838	$35,324

Supplemental disclosure of cash flow information
Cash paid for interest, net of capitalized interest of $4 and $668 for the years ended December 31, 2015 and 2014, respectively	$2,297	$2,102

Supplemental disclosure of non-cash investing and financing activities
Property, plant and equipment included in accounts payable and accrued liabilities	$499	$204

Equipment acquired under capital leases	$787	$834

Equipment acquired in association with operating lease	$—	$285